Exhibit 10.23
CKX, Inc.
650 Madison Avenue
New York, New York 10022
               September 26, 2007
FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022

Re:	Line of Credit Agreement
Gentlemen:
     This letter agreement sets forth the terms and conditions under which CKX, Inc., a Delaware corporation (the “Lender”), agrees to make available to FX Real Estate and Entertainment Inc., a Delaware corporation (the “Borrower”), a line of credit (the “Line of Credit”) pursuant to which, subject to the terms and conditions herein provided, the Borrower may from time to time borrow from the Lender loans and advances (collectively, “Advances”) in an aggregate principal amount not to exceed $7,000,000 at any time outstanding (the “Maximum Loan Amount”).
     1. Borrowing Procedures.
          (a) The Line of Credit will be available to the Borrower commencing on the date hereof and continuing until such time as the Advances shall become due and payable in accordance with the Note (as such term is hereinafter defined). Within the limit of the Maximum Loan Amount, the Borrower may borrow hereunder from time to time, and may repay the outstanding Advances at any time and from time to time. For the avoidance of doubt, any Advances repaid by the Borrower shall not be subject to re-borrowing under this Line of Credit.
          (b) In order to borrow Advances under the Line of Credit, the Borrower shall give written notice to the Lender, specifying the amount of the requested Advance, not less than two (2) business days prior to the date of the proposed borrowing. Provided that this agreement has not previously expired or been terminated and no Event of Default (or event that, with notice or the passage of time or both, would constitute an Event of Default) has then occurred and is then continuing, the Lender will fund the requested Advance (or so much thereof as may be available within the limit of the Maximum Loan Amount) on or before the date of funding as requested by the Borrower, such funds to be wire transferred to such account as may be designated by the Borrower in its borrowing request.
     2. The Note.
          (a) All Advances shall be represented by a Line of Credit Promissory Note dated as of the date of the Advance (the “Note” or “Notes”) in the form attached hereto as Exhibit A.

          (b) The Advances shall bear interest at the rate(s) in effect from time to time as provided in the Note, and accrued interest on the Advances shall be payable as provided in the Note.
          (c) The principal amount of all outstanding Advances, together with all unpaid accrued interest thereon, shall be payable as provided in the Note (whether upon maturity, by acceleration or otherwise).
     3. Collateral Pledge and Other Documents. The obligations of the Lender to make Advances at any time and from time to time are and shall be subject to (i) the continued full force and effect of the Note; (ii) the continued truth and accuracy of all of the Borrower’s representations and warranties pursuant to paragraph 4 below; and (iii) the continued full force and effect of that certain Pledge Agreement (the “Pledge Agreement”), of even date herewith, by and between the Lender, the Borrower and Flag Luxury Properties, LLC (the “Pledgor”). For the avoidance of doubt, Lender expressly acknowledges that it shall have no recourse against the Pledgor in connection with the Advances beyond the collateral pledged pursuant to the Pledge Agreement.
     4. Borrower’s Representations and Warranties. The Borrower hereby represents and warrants to the Lender that:
          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The execution, delivery and performance by the Borrower of this agreement and the Note have been duly authorized by all necessary corporate action on the part of the Borrower, and have been duly executed and delivered by the authorized officers of the Borrower in each instance.
          (c) This agreement and the Note constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity.
          (d) The execution, delivery and performance by the Borrower of this Agreement and the Note do not violate or constitute a breach of any provision of the Borrower’s certification of incorporation or by-laws, or any material agreement to which the Borrower is a party or by which any of its property or assets is bound; and, except for the consent required by Column Financial, Inc. pursuant to that certain Promissory Note, dated June 1, 2007, which consent the Borrower has already obtained, no consent of any other person is required for the Borrower’s execution, delivery and performance of this Agreement and the Note.
     5. Use of Proceeds. All proceeds of the Advances will be utilized solely for the purpose of: (i) funding the exercise of options to purchase shares of Riviera Holdings

Corporation pursuant to that certain Agreement, dated March 21, 2007, between Riv Acquisition Holdings, Inc., Triple Five Investco LLC and Dominion Financial LLC, currently held by subsidiaries of the Borrower (the “Riv Option”); and (ii) for the satisfaction from time to time of margin maintenance requirements under that certain margin loan between Flag Luxury Riv, LLC and Bear Stearns & Co. Inc. (the “Margin Loan”); not to exceed $7,000,000 from and after the date hereof.
     6. Expenses. The Borrower shall reimburse the Lender on demand for all reasonable attorneys’ fees and other expenses incurred by the Lender in connection with the preparation and negotiation of this agreement and the other agreements, instruments and documents referred to herein, and any amendments or waivers hereunder or thereunder from time to time. To the extent that any such reasonable fees and other expenses are not paid by the Borrower to the Lender on demand, the Borrower hereby authorizes the Lender to collect same by charging the amount thereof as an Advance under the Line of Credit.
     7. Notices. All notices, requests, demands and other communications pursuant to this agreement shall be in writing and delivered personally or sent by telecopier, recognized overnight courier service, or certified mail (return receipt requested) to the party being notified at its address first set forth above. Either party may change its address for notice by means of notice given in a like manner.
     8. Miscellaneous.
          (a) This agreement, together with the other agreements, instruments and documents referred to herein, represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior discussions and understandings with respect to such subject matter.
          (b) Neither any provision of this agreement nor any performance hereunder may be amended or waived except by an agreement in writing executed by the party to be charged therewith.
          (c) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Borrower shall have no right to assign any of its rights or obligations hereunder without the prior written consent of the Lender.
          (d) This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (e) This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

          (f) The Borrower hereby consents to the jurisdiction of all courts (state and/or federal) sitting in the State of New York in connection with any action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby, and waives any objection to such venue on the grounds of forum non conveniens or otherwise. The Borrower hereby further waives all right to trial by jury in any such action or proceeding.
[Signatures on succeeding page]

     Kindly confirm your agreement to the foregoing by countersigning and return a copy of this agreement to the Lender, together with the other agreements, instruments and documents referred to herein.

Very truly yours,

CKX, INC.

By: /s/ Thomas P. Benson
Name: Thomas P. Benson
Title: Chief Financial Officer
Acknowledged, Confirmed and
Agreed To:

FX REAL ESTATE AND ENTERTAINMENT INC.,
as Borrower

By: /s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Vice President

Exhibit A
LINE OF CREDIT
PROMISSORY NOTE

$[ ]	[ ], 200
FOR VALUE RECEIVED, FX Real Estate and Entertainment Inc., a Delaware corporation (the “Payor”), hereby unconditionally promises to pay to the order of CKX, Inc., a Delaware corporation (the “Payee”), in lawful money of the United States of America in immediately available funds, the principal sum of [                         ] ($[                    ]), together with interest thereon, compounded annually, from the date hereof through maturity at the rate of LIBOR, plus 6.00% per annum (calculated on the actual number of days elapsed and an assumed year of 360 days) (the “Stated Rate”). For purposes hereof, LIBOR shall initially be calculated on the basis of the one, two or three month period ending after the date hereof (the “Interest Period”), as selected by the Payee, and thereafter each period commencing on the last day of the next preceding Interest Period and ending one, two or three months thereafter, as selected by the Payee pursuant to a written notice delivered to the Payor at least three business days prior to the expiration of the then current Interest Period (or if no such written notice is delivered, it shall automatically renew on the same terms as the then current Interest Period). This principal amount, together with interest accrued thereon at the Stated Rate commencing on the date hereof, shall be due and payable in full on the earlier of (a) the two (2) year anniversary of the date hereof, (b) the closing of any equity financing transaction pursuant to which the Payor receives gross proceeds of at least $90 million or (c) following the sale of shares of Riviera Holdings Corporation held by the Payor or any subsidiary thereof, but only to the extent net proceeds from the sale of such shares exceed amounts necessary to satisfy in full that certain loan from Column Financial, Inc. in the principal amount of $23 million and that certain margin loan from Bear Stearns & Co. Inc., dated as of the date hereof (the “Scheduled Maturity Date”).
     The principal and accrued interest balance of this Note may be prepaid in whole or in part at any time without a premium or penalty of any kind.
     If any payment of principal and accrued interest is not made within five (5) business days after same becomes due hereunder, or if any other Acceleration Event (as defined below) shall occur for any reason then and in any such event, in addition to all rights and remedies of the Payee under this Note, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Payee may, at its option, declare due any or all of the Payor’s obligations, liabilities and indebtedness owing to the Payee under this Note whereupon the then unpaid balance hereof shall immediately be due and payable, together with all expenses of collection hereof, including, but not limited to, attorneys’ fees and legal expenses (for this purpose, the Payor shall pay all trial and appellate attorneys’ fees, costs and expenses, paid or incurred by the Payee in connection with collection of this Note). If the foregoing unpaid balances, expenses and collection costs (collectively, the “Unpaid Amounts”) are not paid upon demand upon the occurrence of an Acceleration Event, as defined below , such Unpaid Amounts shall bear interest until paid in full at the Stated Rate plus 5.00% per annum or the maximum interest rate then permitted under applicable law (whichever is less) (the “Default Rate”). From and after maturity of this Note (whether upon the Scheduled Maturity Date, or by acceleration or otherwise, the Unpaid Amounts shall bear interest until paid in full at the Default Rate. For purposes hereof, “Acceleration Event” means the first to occur of the following: (i) if any portion of this Note is not paid when due, (ii) the Payor having made an assignment for the benefit of creditors, filed a petition in bankruptcy, applied to or petitioned any tribunal for the appointment of a custodian, receiver, intervener or trustee for the Payor, or commenced any proceeding for any arrangement or readjustment of its debts, (iii) any such petition or application having been filed or proceeding having commenced against the Payor and the Payor not having interposed a defense thereto within the time permitted under applicable law, (iv) the sale or other disposition of all or substantially all of Payor’s assets or (v) the dissolution of Payor.
     The Payor (i) waives diligence, demand, presentment, protest and notice of any kind, and (ii) agrees that it will not be necessary for the Payee to first institute suit in order to enforce payment of this Note.
     The validity, interpretation and enforcement of this Note and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).
     The Payor irrevocably consents and submits to the exclusive jurisdiction of the state courts of the State of New York located in the County of New York and the United States District Court whose district covers such county, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note.
     THE PAYOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE, AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.
     The Payor may not assign this Note and/or delegate any of its obligations hereunder without the written consent of the Payee. This Note is subject to that certain Pledge Agreement of even date herewith, by and between the Payor, the Payee and Flag Luxury Properties, LLC.
     The Payor shall be solely responsible for any necessary tax or assessment relating to this Note; provided, however, that the Payor shall not be responsible for Payee’s tax obligations arising from receipt of funds set forth herein.
     If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     The waiver by the Payee of the Payor’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default, and the failure by the Payee to exercise any right or remedy which it may possess hereunder or under applicable law shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Payor has executed this Note the day and year first written above.

FX REAL ESTATE AND
ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson

Name:	Mitchell J. Nelson

Title:	Vice President